Exhibit 3

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

EMPIRE ENERGY CORPORATION INTERNATIONAL

We, the undersigned, for the purpose of amending the Articles of Incorporation of Empire Energy Corporation International, (the “Corporation”), and subject to the requirements of Title 7, Chapter 78 of the Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, hereby adopt and make the following amendment to Article V of the Corporation’s Articles of Incorporation:

Article V

Authorized Shares

“The total number of shares of all classes of authorized shares which the Corporation has the authority to issue is 300,000,000 shares which are divided into two classes as follows:

299,000,000 shares of “Class A Common Stock,” par value $.001 per share, and

1,000,000 shares of “Class B Common Stock”, par value $.001 per share.

We, the undersigned, Chief Executive Officer and Secretary, respectively, of the Corporation, hereby certify that this Amendment to the Articles of Incorporation of the Corporation was adopted by the holders of at least 48,675,651 shares of Common Stock eligible to vote thereon which represent approximately 64% of the shares of Common Stock of the Corporation eligible to vote thereon.

IN WITNESS WHEREOF, we hereby execute this Amendment to the Articles of Incorporation on the 19th day of August, 2005.

/S/ MALCOLM BENDALL	/S/ JOHN GARRISON
Malcolm Bendall, Chief Executive Officer	John Garrison, Secretary